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Exhibit 3.1

THE MACERICH COMPANY

Articles Supplementary
Classifying and Designating a Series of
Preferred Stock as Series D Cumulative Convertible
Preferred Stock and
Fixing Distribution and Other Preferences
And Rights of Such Series

        The Macerich Company, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-208 of the Corporations and Associations Article of the Annotated Code of Maryland that:

        FIRST: Pursuant to authority granted by the Charter of the Corporation (the "Charter"), the Board of Directors on May 29, 2002 adopted a resolution designating and reclassifying 1,961,345 authorized but unissued shares of Preferred Stock, par value $0.01 per share, of the Corporation as Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock").

        SECOND: The following is a description of the Series D Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption thereof, which, shall become, upon any restatement of the Charter, part of Article Fifth of the Charter with any appropriate changes in enumeration or lettering of any section or subsections thereof:

SERIES D
CUMULATIVE CONVERTIBLE
PREFERRED STOCK

        Section 1.    Number of Shares and Designation.    This series of Preferred Stock shall be designated as Series D Cumulative Convertible Preferred Stock and the number of shares which shall constitute such series shall not be more than 1,961,345 shares, par value $0.01 per share, which number shall be automatically decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) by the number of shares reacquired by the Corporation in any manner. Any such shares reacquired by the Corporation shall constitute authorized but unissued shares of preferred stock, without designation as to class or series, until classified or reclassified by the Board of Directors.

        Section 2.    Definitions.    For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

          "Capital Stock" shall mean Common Stock or Preferred Stock. The term "Capital Stock" shall not include convertible debt securities.

          "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

          "Conversion Price" shall mean the conversion price per share of Common Stock for which the shares of Series D Preferred Stock are convertible, as such Conversion Price may be adjusted pursuant to Section 7. The initial Conversion Price shall be $36.55.

          "Current Market Price" of publicly traded Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange ("NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market ("NASDAQ") or, if such security is not quoted on NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. (the "NASD") or, if bid and asked prices for such security on such day shall not have been reported through the NASD, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors or, if any class or series of securities is not publicly traded, the fair value of the shares of such class or series as determined reasonably and in good faith by the Board of Directors.

          "Dividend Payment Date" shall mean, with respect to any Dividend Period, the payment date for the dividend declared by the Corporation on its shares of Common Stock for such Dividend Period or, if no such payment date is established, the last business day of such Dividend Period.

          "Dividend Period" shall mean the quarterly period that is then the dividend period with respect to the Common Stock (or, if no such dividend period is established, the calendar quarter shall be the Dividend Period, provided that the initial dividend period with respect to any share of Series D Preferred Stock shall commence on the date of issuance thereof and end on and include the last day of the then current Dividend Period and the dividend period in which the final liquidation payment is made shall commence on the first day following the immediately preceding Dividend Period and end on the date of such final liquidation payment).

          "Fair Market Value" shall mean the average of the daily closing price during the five consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the day in question with respect to the issuance or distribution requiring such computation.

          "Ownership Limitations" shall mean the restrictions on transferability and ownership described in Article Eighth of the Charter.

          "Series A Preferred Stock" shall mean the preferred stock designated as Series A Cumulative Convertible Preferred Stock.

          "Series B Preferred Stock" shall mean the preferred stock designated as Series B Cumulative Convertible Preferred Stock.

          "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on NASDAQ, or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

        Capitalized terms used herein without definition shall have the meanings set forth in the Charter.

        Section 3.    Rank.

        The Series D Preferred Stock, with respect to payment of dividends and amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be deemed to rank:

        (a)  senior to all classes or series of Common Stock and to all Capital Stock of the Corporation the terms of which provide that such Capital Stock shall rank junior to the Series D Preferred Stock;

        (b)  on a parity with the Series A Preferred Stock, the Series B Preferred Stock and each other series of preferred stock issued by the Corporation which does not provide by its express terms that it ranks senior or junior in right of payment to the Series D Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution or winding-up "Parity Preferred Stock"); and

        (c)  junior to any class or series of Capital Stock issued by the Corporation in accordance with Section 4(b) that ranks senior to the Series D Preferred Stock.

        Section 4.    Voting.

        (a)  Holders of shares of the Series D Preferred Stock shall not have any voting rights, except as described below in this Section 4.

        (b)  So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class or voting as a single class with any other series of preferred stock which has the right to vote with the Series D Preferred Stock on such matter), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of Capital Stock ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or reclassify any authorized shares of Capital Stock of the Corporation into such Capital Stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger or consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof. Notwithstanding anything to the contrary contained herein, none of the following shall be deemed to materially and adversely affect any right, preference, privilege or voting power or otherwise require the vote or consent of the holders of shares of Series D Preferred Stock: (W) the occurrence of any Event so long as either (1) the Corporation is the surviving entity and the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged or (2) interests in an entity having substantially the same rights and terms as the Series D Preferred Stock are substituted for the Series D Preferred Stock, (X) any increase in the amount of the authorized Capital Stock; (Y) the creation or issuance of any other series of Capital Stock or any increase in the amount of authorized or issued Series D Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and (Z) the dissolution, liquidation and/or winding up of the Corporation.

        The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been converted into shares of Common Stock as herein provided.

        (c)  For purposes of the foregoing provisions of this Section 4, each share of Series D Preferred Stock shall have one (1) vote per share, except that when any other series of preferred stock shall have the right to vote with the Series D Preferred Stock as a single class on any matter, then the Series D Preferred Stock and such other series shall have with respect to such matters one (1) vote per $36.55 of stated liquidation preference (or less pursuant to Section 6(a)). Except as set forth herein, the shares of Series D Preferred Stock shall not have any voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

        Section 5.    Dividends.

        (a)  With respect to each Dividend Period and subject to the rights of the holders of shares of Preferred Stock ranking senior to or on parity with the Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors, out of assets of the Corporation legally available for the payment of dividends, quarterly cumulative cash dividends in an amount per share of Series D Preferred Stock equal to the greater of

(i) $0.6725 and (ii) the amount of the regular quarterly cash dividends for such Dividend Period upon the number of shares of Common Stock (or portion thereof) into which such Series D Preferred Stock is then convertible in accordance with Section 7 hereof. Notwithstanding anything to the contrary contained herein, the amount of dividends described under either clause (i) or (ii) of this paragraph for the initial Dividend Period, or any other period shorter than a full Dividend Period, shall be prorated and computed on the basis of a 365/366 day year and the actual number of days in such period. The dividends on the Series D Preferred Stock for each Dividend Period shall, if and to the extent authorized by the Board, be payable in arrears (without interest or other amount) on the Dividend Payment Date with respect thereto, and, if not paid on such date, shall accumulate, whether or not there are funds legally available for the payment thereof and whether or not such dividends are declared or authorized. The record date for dividends to the holders of shares of Series D Preferred Stock for any Dividend Period shall be the same as the record date for the dividends to the holders of shares of Common Stock for such Dividend Period (or, if no such record is set for the Common Stock, the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls if prior to such Dividend Payment Date, otherwise the fifteenth day of the immediately preceding calendar month). Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board. Any dividend payment made on the shares of Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be owing or payable in respect of any dividend payment or payments on the Series D Preferred Stock, whether or not in arrears.

        (b)  No dividend on the Series D Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series D Preferred Stock shall accumulate whether or not any of the foregoing restrictions exist.

        (c)  Except as provided in Section 5(d) hereof, so long as any shares of Series D Preferred Stock are outstanding, (i) no dividends (other than in Common Stock or other Capital Stock of the Corporation ranking junior to the Series D Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Corporation) shall be declared or paid or set apart for payment upon the Common Stock or any other class or series of Capital Stock of the Corporation ranking, as to payment of dividends or amounts distributable upon liquidation, dissolution or winding-up of the Corporation, on a parity with or junior to the Series D Preferred Stock, for any period and (ii) no Common Stock or other Capital Stock of the Corporation ranking junior to or on a parity with the Series D Preferred Stock as to payment of dividends or amounts upon liquidation, dissolution or winding-up of the Corporation, shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Capital Stock) by the Corporation (except by conversion into or exchange for other Capital Stock of the Corporation ranking junior to the Series D Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of the Corporation or by redemptions for the purpose of maintaining the Corporation's qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes) unless, in the case of either clause (i) or (ii), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all Dividend Periods ending on or prior to the dividend payment date for the Common Stock or such other class or series of Capital Stock or the date of such redemption, purchase or other acquisition.

        (d)  When dividends are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series D Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other Capital Stock ranking on a parity as to payment of dividends with the Series D Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other Capital Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Capital Stock does not have a cumulative dividend) bear to each other.

        (e)  The holders of the shares of Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or Capital Stock, in excess of full cumulative dividends as described in Section 5(a) above.

        (f)    In determining whether a distribution by dividend, redemption or other acquisition of Capital Stock or otherwise is permitted under Maryland law, no effect shall be given to amounts, to the extent such amounts would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

        Section 6.    Liquidation Preference.

        (a)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other Capital Stock ranking junior to the Series D Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the holders of shares of the Series D Preferred Stock shall, with respect to each such share, be entitled to receive, out of the assets of the Corporation available for distribution to stockholders after payment or provision for payment of all debts and other liabilities of the Corporation and subject to the prior preferences or the rights of any series of stock ranking senior to the Series D Preferred Stock upon liquidation, dissolution or winding up of the Corporation, an amount equal to $36.55, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution. If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series D Preferred Stock, are insufficient to pay in full the preferential amount aforesaid on the shares of Series D Preferred Stock and liquidating payments on any other shares of any class or series of Capital Stock ranking, as to payment of dividends and amounts upon the liquidation, dissolution or winding-up of the Corporation, on a parity with the Series D Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series D Preferred Stock and any such other parity stock ratably in accordance with the respective amounts that would be payable on such shares of Series D Preferred Stock and such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 6, none of (i) a consolidation, merger or other business combination of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a statutory share exchange by the Corporation or (iii) a sale, lease or conveyance of all or substantially all of the Corporation's assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

        (b)  After payment of the full amount of liquidating distributions to which they are entitled, the holders of shares of Series D Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

        Section 7.    Conversion.    Holders of shares of Series D Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

        (a)  Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series D Preferred Stock shall have the right, at such holder's option, at any time, to convert any whole number of shares of Series D Preferred Stock into shares of Common Stock. Each share of Series D Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing (i) $36.55 plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the end of the last Dividend Period ending prior to the conversion by (ii) the Conversion Price as in effect as of the date of the conversion, subject to adjustment as described in Section 7(c) hereof. No fractional shares or scrip representing fractions of shares of Common Stock will be issued upon any conversion of shares of Series D Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share or shares of Series D Preferred Stock, the Corporation shall pay to the holder of such share or shares an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

        (b)  To exercise the conversion right, the holder of each share of Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the principal office of the Corporation accompanied by a written notice to the Corporation (the "Conversion Notice") indicating that the holder thereof elects to convert such share of Series D Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series D Preferred Stock is registered, each share of Series D Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

        As promptly as practicable after the surrender of certificates for shares of Series D Preferred Stock and delivery of the Conversion Notice as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on the holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of Series D Preferred Stock in accordance with the provisions of this Section 7. In addition, the Corporation shall issue and deliver to such holder a certificate or certificates representing any shares of Series D Preferred Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

        A holder of shares of Series D Preferred Stock at the close of business on the record date for any Dividend Period shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares of Series D Preferred Stock following such record date and prior to such Dividend Payment Date and shall have no right to receive any dividend for such Dividend Period in respect of the shares of Common Stock into which such shares of Series D Preferred Stock were converted. However, Series D Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series D Preferred Stock on a Dividend Payment Date who was also the holder of such shares on the record date for the corresponding Dividend Period and who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such Series D Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series D Preferred Stock for conversion. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Series D Preferred Stock or for dividends on the shares of Common Stock that are issued upon such conversion.

        Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and the Conversion Notice is received by the Corporation as aforesaid (and, if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Corporation as described above), and the person or persons in whose name or names any shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Corporation.

        (c)  The Conversion Price shall be adjusted from time to time as follows:

            (i)  If the Corporation shall, after the date on which any shares of Series D Preferred Stock are first issued (the "Issue Date"), (A) pay or make a dividend to holders of its Common Stock in Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares of Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares of Common Stock, or (D) issue any shares of stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders entitled to receive such dividend or at the opening of business on the day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series D Preferred Stock been converted immediately prior to the record date in the case of a dividend or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (f) below) in the case of a dividend and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

          (ii)  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this subsection (ii)) not later than such time as may be required in order to preserve the tax-free nature of a dividend to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment to the Conversion Price for the issuance of (A) any Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan or (B) any options, rights or Common Stock pursuant to any stock option, stock purchase or any stock-based compensation plan maintained by the Corporation in the ordinary course of business. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection (c) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (c), as it in its discretion shall determine to be advisable in order that any Capital Stock dividend, subdivision of Capital Stock, reclassification or combination of Capital Stock, distribution of rights, options or warrants to purchase Capital Stock or securities, or a distribution consisting of other assets (other than cash distributions) hereafter made by the Corporation to its holders of Capital Stock shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

        (d)  If the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the shares of Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which subsection (c)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series D Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Series D Preferred Stock that will contain provisions enabling the holders of shares of Series D Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction (with the holder having the option to elect the type of consideration if a choice is offered in the Transaction). The provisions of this subsection (d) shall similarly apply to successive Transactions.

        (e)  If:

            (i)  the Corporation shall declare a dividend on the shares of Common Stock (other than a cash dividend) or there shall be a reclassification, subdivision or combination of Common Stock; or

          (ii)  the Corporation shall authorize the granting to the holders of the shares of Common Stock of rights, options or warrants to subscribe for or purchase any Capital Stock of any class or any other rights, options or warrants; or

          (iii)  there shall be any reclassification of the shares of Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of shares of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of the shares of Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

          (iv)  there shall occur the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

  then the Corporation shall cause to be mailed to the holders of the shares of Series D Preferred Stock at their addresses as shown on the records of the Corporation, as promptly as possible a notice stating (A) the record date to be fixed for the purpose of such distribution of rights, options or warrants, or, if a record date is not to be fixed, the date as of which the holders of shares of Common Stock of record to be entitled to such distribution of rights, options or warrants are to be determined or (B) the date on which such reclassification, subdivision, combination, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding-up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

          (v)  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series D Preferred Stock at such holder's last address as shown on the records of the Corporation.

        (f)    In any case in which subsection (c) of this Section 7 provides that an adjustment shall become effective on the date next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any amount of cash in lieu of any fractions pursuant to subsection (a) of this Section 7.

        (g)  There shall be no adjustment of the Conversion Price in case of the issuance of any shares of stock of the Corporation in a reorganization, acquisition or similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

        (h)  If the Corporation shall take any action affecting the shares of Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially and adversely affect the conversion rights of the holders of the shares of Series D Preferred Stock, the Conversion Price for the shares of Series D Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, determines to be equitable in the circumstances.

        (i)    The Corporation covenants that shares of Common Stock issued upon conversion of the shares of Series D Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable efforts to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Corporation shall be obligated to deliver upon conversion of the Series D Preferred Stock. The certificates representing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

        (j)    The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the shares of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series D Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

        (k)  Notwithstanding anything to the contrary contained in this Section 7, conversion of Series D Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Limit (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of Series D Preferred Stock.

        Section 8.    Record Holders.    The Corporation and the Transfer Agent may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

        Section 9.    Ownership Restrictions.    The Series D Preferred Stock shall be subject to the restrictions and limitations set forth in Article Eighth of the Charter.

        Section 10.    Sinking Fund.    The Series D Preferred Stock shall not be entitled to the benefit of any retirement or sinking fund.

        Section 11.    Legends.    In addition to the legend required by Section (a)(13) of Article Eighth of the Charter and any legend required by Maryland law, any certificate representing Series D Preferred Stock and any certificate representing common stock or other securities into which the Series D Preferred Stock may be converted shall bear the following legend, unless and until the shares represented by such certificates have been registered:

    "THIS SECURITY AND ANY COMMON STOCK ISSUED ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM:

        THIRD:    The Series D Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in Article Fifth of the Charter.

        FOURTH:    The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be duly executed by its Executive Vice President, General Counsel and Secretary and attested to by its Vice President and Assistant Secretary this            day of July, 2002.

THE MACERICH COMPANY

By
Name: Richard A. Bayer Its: Executive Vice President, General Counsel and Secretary
ATTEST:

By:
Name: Madonna Shannon Its: Vice President and Assistant Secretary

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Exhibit 3.1